UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21st, 2017

BLOW & DRIVE INTERLOCK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-55053	46-3590850
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

5503 Cahuenga Blvd, #203

Los Angeles, CA 91601

(Address of Principal Executive Offices) (Zip Code)

(877) 299-0653

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 — OTHER EVENTS

Item 8.01	Other Events.

On or around March 1st 2017 we received confirmation from the Lubbock County Community Supervision and Corrections Department that Blow & Drive Interlock’s BDI-747 Ignition Interlock System has been approved and added to the list of approved vendors. Blow & Drive Interlock’s BDI-747 is being marketed under our Lubbock County distributor, Texas Interlock LLC, who is the exclusive distributor of the BDI 747 ignition interlock system in that county. The county of Lubbock is a sizeable county in Texas and is home to approximately a quarter million people. Texas is the largest market in the United State for ignition interlock devices. Texas Interlock is one of only six ignition interlock vendors approved by the Texas Community Supervision and Corrections Department. This materially expands BDIC’s presence and is in keeping with the ongoing expansion activities that the company has been undertaking to expand its market share throughout the state. The County of Lubbock’s Community Supervisions and Corrections Department is responsible for maintaining the public and online record of approved ignition interlock devices for the county and its vendor list for services is the key list made available to DUI offenders and the judicial and/or administrative professionals monitoring DUI criminal offenders in the county of Lubbock. The Texas ignition interlock market is estimated to be over $36 million annually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Blow & Drive Interlock, Corp.

By	/s/ Laurence Wainer
Name:	Laurence Wainer
Title:	Chief Executive Officer

Date: March 22, 2017

INDEX TO EXHIBITS

Exhibit No.	Description
1	Vendor Approval – Ignition Interlock Interlock information Sheet – Texas CSCD